Exhibit 99.1

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +44 207 187 2305 richard.creswell@lazard.com	Investor Relations, +1 212 632 2685 or 1 877 266 8601(US only)
investorrelations@lazard.com

LAZARD LTD REPORTS FOURTH-QUARTER

AND FULL-YEAR 2009 RESULTS

Highlights

•

Operating revenue was $514.4 million for the fourth quarter of 2009, the third best quarter in our history, compared to $402.5 million for the fourth quarter of 2008 and $431.5 million for the third quarter of 2009, and was $1,617.6 million for the full year of 2009

•	Both Financial Advisory and Asset Management contributed to the 28% increase in operating revenue over fourth-quarter 2008 and the 19% sequential improvement from the 2009 third quarter

•

Compensation and benefits expense for the fourth quarter and full year of 2009 was impacted negatively by significant special charges(a) and changes in compensation policies to enhance our competitiveness and drive shareholder value

•

Net loss per share(b) of $1.64 and $1.68 for the fourth quarter and full year of 2009, respectively; net loss per share(b) of $0.46 for the fourth quarter and net income per share (diluted) of $0.09 for the full year of 2009, on a fully exchanged basis(c) and before special charges(a)

•

M&A and Strategic Advisory operating revenue of $170.2 million for the fourth quarter of 2009, was an increase of 37% over the 2009 third quarter; Restructuring operating revenue was $103.4 million for the fourth quarter and a record year of $376.7 million

•

Asset Management operating revenue of $204.1 million, an increase of 63% over the fourth quarter of 2008; Assets Under Management increased 42% to $129.5 billion at December 31, 2009, from $91.1 billion at the end of 2008; net inflows were $4.6 billion and $10.3 billion for the 2009 fourth quarter and full year, respectively

NEW YORK, February 3, 2010 – Lazard Ltd (NYSE: LAZ) today announced financial results for the fourth quarter and full year ended December 31, 2009. On a U.S. GAAP basis, which is before exchange of

(a)

Refers to pre-tax charges (i) in the fourth quarter 2009 to compensation and benefits expense of $147.0 million, including $60.5 million due to the accelerated vesting of previously awarded deferred cash incentive awards and $86.5 million due to the previously announced accelerated amortization of restricted stock units previously granted to our former Chairman and Chief Executive Officer who passed away in October 2009, and (ii) in the first quarter of 2009 to restructuring expenses of $62.6 million due to staff reductions and realignments.

(b)	Refers to net income or loss attributable to Lazard Ltd.
(c)	Refers to the full conversion of all outstanding exchangeable interests held by the members of LAZ-MD Holdings and is a non-GAAP measure.

exchangeable interests, the net loss was $142.4 million, or $1.64 per share, for the fourth quarter of 2009, compared to net income of $38.0 million, or $0.50 per share (diluted), for the fourth quarter of 2008. The net loss was $130.2 million, or $1.68 per share, for the full year of 2009, compared to net income of $3.1 million or $0.06 per share (diluted) for the full year of 2008.

Net loss on a fully exchanged basis was $54.9 million, or $0.46 per share, for the fourth quarter of 2009, excluding pre-tax 2009 special charges of $147.0 million, compared to net income of $61.2 million, or $0.50 per share (diluted), for the fourth quarter of 2008. Net income on a fully exchanged basis was $11.1 million, or $0.09 per share (diluted), for the full year of 2009, excluding the 2009 special charges, compared to $196.4 million, or $1.65 per share (diluted) for the full year of 2008, excluding the 2008 special charge(d).

Lazard’s operating revenues in both its Financial Advisory and Asset Management businesses exhibit the continued improvement of those businesses, which began in the second quarter of 2009. Lazard’s results were impacted negatively by significant special charges related to compensation and changes in its compensation policies, which are described in detail later in this release.

A reconciliation of the U.S. GAAP results to the adjusted results is presented on page 15 of this release.

Lazard believes that results assuming full exchange of outstanding exchangeable interests and excluding special charges provide the most meaningful basis for comparison among present, historical and future periods.

Operating Revenue and Operating Income

Operating revenue was $514.4 million for the fourth quarter of 2009, the third highest quarter in Lazard’s history, a 28% increase over $402.5 million for the fourth quarter of 2008 and a 19% increase over $431.5 million for the third quarter of 2009. Operating loss was $74.6 million for the 2009 fourth quarter, excluding 2009 special charges of $147.0 million, compared to operating income of $54.1 million for the fourth quarter of 2008.

Operating revenue was $1,617.6 million for the 2009 full year, compared to $1,675.1 million for the full year of 2008. Operating income was $27.3 million for the 2009 full year, excluding 2009 special charges of $209.6 million, compared to operating income of $224.7 million for the full year of 2008, excluding the 2008 special charge of $199.6 million.

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

(d)

Refers to a pre-tax charge in the third quarter 2008 of $199.6 million to compensation expense and transaction costs in connection with the firm’s purchase of all outstanding Lazard Asset Management (LAM) equity units (the LAM Equity charge).

Comments

“We achieved the third highest quarter of operating revenue in our history, with the second half of the year improving in excess of 40% over the first half,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “This is a testament to the success of our strategy and the strength of our model. During the second half of 2009, Financial Advisory revenue increased 38% and Asset Management revenue increased 54% over the first half of the year. M&A fourth-quarter revenue increased 37% over the third quarter of 2009. Assets Under Management increased 42% during the year to $130 billion, including net inflows of $10 billion for the year.”

“Our performance in the second half of 2009 demonstrates the substantial opportunities for growth inherent in our two businesses of Financial Advisory and Asset Management,” said Mr. Jacobs. “We enter 2010 with strong trends in our Asset Management business, continued strength in Restructuring and gathering momentum in M&A and Capital Structure Advisory. The breadth and depth of our franchise position us well to benefit from a turn of the cycle and to capitalize on our ongoing investments in our business.”

“At the same time, as part of the 2009 compensation cycle, we took special charges during the fourth quarter relating to compensation, and have made changes to our compensation policies, which result in our substantially exceeding the previous year’s ratio of compensation to revenues. These special charges and changes to our compensation policies should enhance our competitiveness and drive shareholder value,” said Mr. Jacobs. “Our goal is to grow annual compensation expense at a slower rate than revenues and to achieve over the cycle compensation levels on average consistent with the targets we established when we went public in 2005.”

Revenue

Financial Advisory

Financial Advisory operating revenue increased 24% to $313.6 million for the 2009 fourth quarter, compared to $252.4 million for the fourth quarter of 2008 and increased 21% compared to $260.2 million for the third quarter of 2009. Financial Advisory operating revenue was $990.4 million for the full year of 2009, compared to $1,024.0 million for the full year of 2008.

Lazard’s Financial Advisory business of M&A and Strategic Advisory, Restructuring, and Capital Markets and Other Advisory encompasses general strategic and transaction-specific advice to public and private companies, governments and other parties, and includes various corporate finance advisory services. Some of our assignments and, therefore, related revenue, are not reflected in publicly available statistical information. Restructuring assignments normally are executed over a six- to eighteen-month period, which has an impact on the timing of the recognition of Restructuring revenue.

M&A and Strategic Advisory

M&A and Strategic Advisory operating revenue was $170.2 million for the fourth quarter of 2009, compared to $192.7 million for the fourth quarter of 2008 and compared to $124.7 million for the 2009 third quarter. M&A and Strategic Advisory operating revenue generally does not include M&A fees for the sale of distressed assets, which are recognized in Restructuring operating revenue. For the full year of 2009, M&A and Strategic Advisory operating revenue was $526.2 million, compared to $814.7 million for the full year of 2008.

Among the transactions completed during the fourth quarter of 2009 on which Lazard advised were the following:

•	Barclays’ $13.5 billion sale of the Barclays Global Investors business to BlackRock

•	Transaction Committee of the Board of IMS Health on the company’s $5.2 billion sale to TPG and CPP Investment Board

•	Resolution’s £1.9 billion acquisition of Friends Provident

•	Anheuser-Busch InBev’s up to $3.0 billion sale of its Central European operations to CVC

•	Anheuser-Busch InBev’s up to $2.7 billion sale of Busch Entertainment to Blackstone

•	Special Committee of the Board of Clear Channel Outdoor on its $2.5 billion refinancing

•	Nortel’s $1.13 billion sale of its CDMA Business and LTE Access assets to Ericsson

•	Nortel’s $915 million sale of its Enterprise Solutions Business to Avaya

•	Onyx Pharmaceuticals’ up to $851 million acquisition of Proteolix

•	Amazon.com’s $807 million acquisition of Zappos.com

•	Capmark Financial Group’s $515 million sale of its North American servicing and mortgage banking businesses to Berkadia

•	Anheuser-Busch InBev’s $577 million sale of four metal beverage container manufacturing plants to Ball

•	Mid Europa Partners’ acquisition of a majority stake in Invitel

•	Pfizer’s agreement with GlaxoSmithKline to create a specialist HIV company

Among the pending, publicly announced M&A transactions on which Lazard advised in the fourth quarter, continued to advise, or completed since December 31, 2009, are the following:

•	BHP Billiton’s $58.0 billion Western Australian iron ore production joint venture with Rio Tinto

•	Kraft Foods’ $21.6 billion recommended final offer for Cadbury

•	AREVA’s €4.1 billion sale of its transmission and distribution business

•	Cisco’s NOK 19.0 billion acquisition of Tandberg

•	Kraft Foods’ $3.7 billion sale of its North American pizza business to Nestle

•	Océ’s €1.5 billion pending sale to Canon

•	Cazenove Group’s £1.0 billion sale to J.P. Morgan

•	Nortel’s $769 million sale of its Optical Networking and Carrier Ethernet businesses to Ciena

•	Chinatrust Financial’s $660 million acquisition of a 30% stake in AIG’s Nan Shan Life from China Strategic Holdings

•	Telefónica’s €400 million sale of its 32% stake in Medi Telecom (Méditel)

•	FGX International’s $565 million sale to Essilor International

•	Nortel’s $282 million sale of Carrier VoIP and Application Solutions business

•	Sensor Technologies’ $242 million sale to ManTech

•	SIX Group’s €235 million joint acquisition with Deutsche Börse of STOXX

•	France Telecom in the merger of Orange Switzerland and Sunrise

•	Veolia Environnement in the merger of its Veolia Transport division with Transdev

Restructuring

Restructuring operating revenue was a fourth-quarter record of $103.4 million, compared to $47.1 million for the fourth quarter of 2008 and to $119.1 million for the third quarter of 2009. Restructuring operating revenue was a full-year record of $376.7 million, compared to $119.3 million for the full year of 2008. Restructuring operating revenue reflects an increased level of restructuring advisory activity in the U.S. and Europe as well as fees for advising on distressed asset sales.

Over the past decade, Lazard’s global restructuring team, paired with its M&A industry specialist bankers, has advised on more than 450 restructurings worldwide, with an aggregate value over $1 trillion. The firm has been recognized as having the world’s leading restructuring group, including receiving numerous awards since 2003, such as Euromoney’s “Best Global Corporate Restructuring House” and IFR’s “Americas Restructuring House” for 2009.

During the full year of 2009, Lazard advised on over 140 restructuring assignments worldwide, of which over 70 are currently active. The majority of assignments during 2009 were non-bankruptcy related. Lazard has advised debtors or creditors on 22 of the top 30 Chapter 11 bankruptcies since 2008, and on all of the top 10 filed in 2009.

Completed fourth-quarter 2009 Restructuring assignments include advising Charter Communications, Hayes-Lemmerz, Hawaiian Telcom, Metaldyne Corporation, Pilgrim’s Pride and True Temper in connection with their Chapter 11 filings.

Notable Chapter 11 bankruptcies, on which Lazard advised debtors or creditors during or since the fourth quarter of 2009, are:

•	Automotive: Cooper-Standard

•	Chemicals: Chemtura, Lyondell

•	Consumer Goods: Eddie Bauer

•	Gaming, Entertainment and Hospitality: Station Casinos, Tropicana Entertainment, Trump Entertainment Resorts, Twin River Casino

•	Professional/Financial Services: Lehman Brothers

•	Real Estate/Property Development: Capmark Financial, Crescent Resources, Extended Stay Hotels, Tarragon, TOUSA

•	Technology/Media/Telecom: Citadel Broadcasting Group, MIG Inc., Nortel, Tribune Co., R.H. Donnelley

•	Other industries: AbitibiBowater, Smurfit-Stone Container

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised during or since the fourth quarter of 2009, are:

•	Alliance Bank (Kazakhstan) on its debt restructuring

•	Bavaria Yachtbau on its debt restructuring

•	Belvédère – advising the FRN noteholder committee

•	BTA Bank (Kazakhstan) on its debt restructuring

•	CPI – advised senior lenders in the company’s restructuring

•	Eurotunnel on its offer for early redemption of its convertible bonds

•	Gala Coral on its debt restructuring

•	German Federal Ministry of Economics and Technology on the restructuring of Adam Opel GmbH/General Motors Europe

•	Global Garden Products – advising the steering committee of senior lenders in the company’s restructuring

•	Grupo Alfonso Gallardo on the extension of certain debt facilities and new financing

•	Italtel on its debt restructuring

•	La Rinascente and UPIM on their debt restructuring

•	Monier – advised the consortium of Apollo, TowerBrook and York Capital on the company’s creditor-led restructuring

•	Morris Publishing in evaluating its strategic options regarding the company’s existing capital structure

•	Paroc on its debt restructuring

•	Polynt on its debt restructuring

•	Republic of Côte d’Ivoire – advised the Ministry of Finance on the restructuring of the Republic’s Brady bonds

•	Republic of Senegal on its inaugural international bond issue

•	Schuler on its syndicated loan extension

•	SGD on its debt restructuring

•	Stroili Oro on its covenant reset

•	Terreal on its debt restructuring

•	Thomson – advising US private placement noteholders in the company’s restructuring

•	TI Automotive on its restructuring through a UK scheme of arrangement

Capital Markets and Other Advisory

Capital Markets and Other Advisory operating revenue was $39.9 million for the fourth quarter of 2009, compared to $12.5 million for the fourth quarter of 2008 and compared to $16.4 million for the third quarter of 2009. Capital Markets and Other Advisory operating revenue was $87.4 million for the full year of 2009, compared to $90.0 million for the full year of 2008. This decrease in annual revenues was primarily due to a decline in Equity Capital Markets transactions and private placements during the first nine months of 2009.

Assignments in the fourth quarter of 2009 included advising on:

•	IPOs: RailAmerica and STR Holdings, CFAO

•	Follow-on offerings: Boise, Dendreon, Savient Pharmaceuticals, SuccessFactors and Transcend Services, JJB Sports plc and Quintain Estates & Development

•	Convertible and convertible exchange transactions: DST Systems, Forest City Enterprises, GenCorp and Genesco, Neopost and Artémis-Vinci

•

PIPEs, Registered Direct Offerings, Underwritten Registered Direct Offerings, and Private Placements as well as other convertible and capital markets transactions: Verenium, NicOx, Affymax, Comverge, Novavax, Beacon Power, Westport Innovations, G-III Apparel Group, Ballard Power, Amonix, and Circulite.

Asset Management

Asset Management operating revenue was $204.1 million for the fourth quarter of 2009, compared to $125.4 million for the 2008 fourth quarter, an increase of 63%, and compared to $157.3 million for the third quarter of 2009, an increase of 30%. Asset Management operating revenue was $596.0 million for the full year of 2009, compared to $628.7 million for the full year of 2008.

Assets Under Management at December 31, 2009 were $129.5 billion, representing a 42% increase over assets under management of $91.1 billion at December 31, 2008, and representing an 8% increase over assets under management of $120.2 billion at September 30, 2009. The increase for the 2009 fourth quarter and full year includes net inflows of $4.6 billion and $10.3 billion for the respective periods. At December 31, 2009, approximately 82% of Lazard’s AUM was invested in equities and 14% in fixed income.

Average assets under management were $124.9 billion for the fourth quarter of 2009, representing a 22% increase over average assets under management of $102.2 billion for the fourth quarter of 2008, and a 14% increase compared to $109.1 billion for the third quarter of 2009. Average assets under management were $104.0 billion for the full year of 2009, compared to $122.8 billion for the full year of 2008.

Management fees increased 42% to $152.8 million for the fourth quarter of 2009, compared to $108.0 million for the 2008 fourth quarter and increased 15% compared to $133.4 million for the third quarter of 2009. Management fees were $486.8 million for the full year of 2009, compared to $568.4 million for the 2008 full year.

Incentive fees were $41.0 million and $74.8 million for the fourth quarter and full year of 2009, respectively, compared to $16.4 million and $35.0 million for the comparable periods in 2008. Incentive fees are recorded on the measurement date, which for most of our alternative strategies that are subject to incentive fees occurs in the fourth quarter.

Other Asset Management revenue was $10.3 million for the fourth quarter of 2009, compared to $1.0 million for the fourth quarter of 2008. Other Asset Management revenue was $34.4 million for the full year of 2009, compared to $25.3 million for the full year of 2008. The increases in the 2009 periods were due to investment losses in the 2008 respective periods, which did not occur in 2009.

Our Asset Management business provides investment management and advisory services to governments, institutions, financial intermediaries, private clients and investment vehicles around the world. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients. Asset Management includes the management of equity and fixed income securities as well as alternative investment and private equity funds.

Corporate

Corporate operating revenue was a negative $3.3 million for the fourth quarter of 2009, compared to positive operating revenue of $24.8 million for the fourth quarter of 2008. The negative operating revenue in the fourth quarter of 2009 was due primarily to a $13 million charge relating to our investment in warrants of Sapphire Industrials Corp., which was a special purpose acquisition corporation. Fourth quarter 2008 revenue included gains of $20.3 million on the repurchase of a portion of the Company’s senior notes.

Corporate operating revenue was $31.3 million for the full year of 2009, compared to $22.5 million for the full year of 2008. Revenue for the 2009 full year primarily represents net investment gains and returns on average cash balances.

Expenses

Compensation and Benefits

Compensation and benefits expense was $615.5 million and $1,309.2 million for the fourth quarter and full year of 2009, respectively, compared to $221.9 million and $1,128.3 million for the fourth quarter and full year of 2008, respectively.

Compensation and benefits expense, excluding special charges, was $468.5 million and $1,162.2 million for the fourth quarter and full year of 2009, respectively, compared to $221.9 million and $930.7 million for the fourth quarter and the full year of 2008, respectively.

During the fourth quarter of 2009, we have taken special charges and as part of the 2009 compensation cycle we have changed our compensation policies, while still maintaining significant retention mechanisms. As a result, we:

•

as previously announced and pursuant to the terms of the awards, accelerated the amortization of restricted stock units previously granted to our former Chairman and Chief Executive Officer who passed away in October 2009, resulting in a non-cash special charge of $86.5 million in the fourth quarter of 2009

•

accelerated the vesting of the deferred cash incentive compensation that was awarded as part of the 2008 compensation cycle, and which would have been expensed in future periods, resulting in a non-cash special charge of $60.5 million in the fourth quarter

•

changed the mix from 2008 of our incentive compensation awards by increasing the current cash and deferred equity based components and eliminating deferred cash awards. These changes were made with the intention to:

•	be in line with the practices followed in the 2006 and 2007 compensation cycles

•	reduce future amortization charges and to allow greater flexibility in the future to address competitive conditions

•	more closely align current pay cycle with reported compensation and revenues

•	maintain significant retention mechanisms by focusing stock grant awards at the more senior levels, where they are more highly effective and valued

While the economic cost is the same, regardless of mix, this year’s change in mix increased our compensation ratio for the year by approximately 900 basis points and increased our fourth quarter compensation and benefits expense.

•	held the aggregate 2009 current cash compensation plus deferrals awarded during the 2009 compensation cycle, in line with 2008 and 2006 levels

•

implemented and amended a previously approved retirement policy in the first quarter of 2010, which accelerates the accounting for certain deferred stock awards and will result in a non-cash pre-tax special charge of approximately $24.8 million in the first quarter of 2010

•

are implementing selective staff reductions, while simultaneously maintaining a program to hire senior bankers and Asset Management professionals. We expect to record a pre-tax charge of approximately $90 million in the first quarter of 2010, including a non-cash charge of $41 million relating to restricted stock units previously granted to individuals who are being terminated.

The ratio of compensation and benefits expense, excluding special charges, to operating revenue was 71.8% for the full year of 2009, compared to 55.6% for the full year of 2008. Adjusted for employees who will be leaving as part of staff reductions after year-end or have already left and assuming no impact on revenues from departures, the compensation ratio for the full year of 2009 would be 65.9%.

Base U.S. GAAP compensation expense going into 2010, for illustrative purposes only, assuming current levels of pay for continuing employees, no increases in staffing, and no change in mix between current and deferred compensation, is estimated to be approximately $1,060 million. Actual compensation for 2010 will depend on competitive pay conditions, our operating performance, and staffing levels, as well as the mix between deferred and current compensation. It is our goal to grow annual compensation expense at a slower rate than revenues, and to achieve over the cycle compensation levels on average consistent with the targets established at the time we went public in 2005.

Please see additional information relating to the trend of Lazard’s compensation and benefits is presented in the tables on pages 17 and 18 of this release.

Non-Compensation

The ratio of non-compensation expense to operating revenue was lower in both the fourth quarter and full year of 2009, compared to the corresponding 2008 periods. The ratio of non-compensation expenses to operating revenue, excluding amortization of intangibles and the effects of our Tax Receivable Agreement, was 19.4% and 20.8% in the fourth quarter and full year of 2009, respectively, compared to 20.5% and 22.0% in the respective 2008 periods, excluding a special provision for counterparty defaults and the LAM Equity charge-related transaction costs.

Non-compensation expense increased 23% to $102.1 million for the fourth quarter of 2009, compared to $82.8 million for the fourth quarter of 2008, and decreased 11% to $342.2 million for the full year of 2009, compared to $384.7 million for the full year of 2008, excluding in each year the effects of our Tax Receivable Agreement and in the full year 2008 excludes transaction costs related to the LAM Equity charge.

Non-compensation expense includes amortization of intangibles related to acquisitions of $2.3 million and $5.0 million in the fourth quarter and full year of 2009, respectively, compared to $0.3 million and $4.6 million in the fourth quarter and full year of 2008, respectively. Other factors contributing to the quarter-over-quarter increase include higher business development expenses for travel and market related data and fund administration expenses related to the increased level of business activity and assets under management, as well as higher legal and consulting fees.

Non-compensation expense in the full year of 2008 includes a special provision for counterparty defaults of $12.4 million relating primarily to the bankruptcy filing of one of our prime brokers. Other factors contributing to the 2009 full-year decrease, include lower spending for travel and other business development expenses, consulting and recruiting fees as well as the strengthening of the U. S. dollar versus foreign currencies, partially offset by higher fees related to Asset Management outsourced services.

The percentage of non-compensation expenses to operating revenue can vary from quarter to quarter due to quarterly fluctuation in revenues, among other things. Accordingly, the results in a particular quarter may not be indicative of future results. Lazard management believes that annual results are the most meaningful basis for comparison.

Provision for Income Taxes

The provision for income taxes, on a fully exchanged basis, was $13.4 million for the full year of 2009, compared to $41.6 million for the full year of 2008, (when excluding the effects of the 2009 and 2008 special charges). The effective tax rate on the same basis for the full year of 2009 was 52.4% and was 23% for the 2008 full year, exclusive of noncontrolling interests and including the effects of our Tax Receivable Agreement.

Noncontrolling interests

Net income (loss) attributable to noncontrolling interests, on a fully exchanged basis, amounted to $1.6 million and $(3.6) million for the fourth quarters of 2009 and 2008, respectively, and was $2.8 million and $(13.3) million for the full year of 2009 and 2008, respectively. Noncontrolling interests, on a fully exchanged basis, represents interests that the Company is deemed to control but not own in (i) various LAM-related general partnerships and (ii) in Edgewater management vehicles acquired during the third quarter of 2009.

Liquidity, Capital Resources and Other Items

Lazard continues to maintain a strong liquidity position with over $1.1 billion at December 31, 2009, in cash, US Government and agency securities, and marketable equity securities.

At December 31, 2009, total stockholders’ equity related to Lazard’s interests was $355.4 million, which includes positive adjustments to total Accumulated Other Comprehensive Loss during the full year of 2009, due primarily to (i) net foreign currency translation adjustments of $37.4 million, and (ii) net unrealized gains of $20.6 million related to securities designated as available for sale. During the fourth quarter of 2009, Lazard did not repurchase any shares of its Class A common stock or exchangeable interests and at December 31, 2009, the remaining share repurchase authorization expired.

Due to the net loss for the quarter, there was no dilution with respect to approximately 18 million incremental issueable shares for restricted stock units, convertible notes and convertible preferred stock.

On January 27, 2010, the Board of Directors of Lazard Ltd approved a new share repurchase authorization of up to $200 million in Class A common stock and exchangeable interests, for purchases through December 31, 2011.

Non-GAAP Information

Lazard discloses certain non-GAAP financial information, which management believes provides the most meaningful basis for comparison among present, historical and future periods. The following are non-GAAP measures used in the accompanying financial information:

•	Net income (loss) attributable to Lazard Ltd, assuming full exchange of exchangeable interests (or fully exchanged basis) and excluding special items

•	Net income (loss) assuming full exchange of exchangeable interests (or fully exchanged basis) and excluding special items

•	Operating revenue

•	Operating income, excluding special items

•	Noncontrolling interests assuming full exchange of exchangeable interests

•	Weighted average shares outstanding, assuming full exchange of exchangeable interests and excluding special items

•	Net income per share, assuming full exchange of exchangeable interests and excluding special items

•	Provisions for income taxes on a fully exchanged basis

•	Net income (loss) attributable to LAZ-MD

•	Net income (loss) attributable to other noncontrolling interests

Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

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Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 39 cities across 24 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

Conference Call

Kenneth M. Jacobs, Chairman and Chief Executive Officer, and Michael J. Castellano, Chief Financial Officer, will host a conference call today at 10 am EST to discuss the company’s financial results for the fourth quarter and full year of 2009. The conference call can be accessed via a live audio web cast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (800) 533-7954 (U.S. and Canada) or +1 (785) 830-1924 (outside of the U.S. and Canada), 15 minutes prior to the start of the conference call.

A replay of the conference call will be available beginning today at 1:00 p.m. EST, through February 17, 2010, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (for the U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 5041041.

*        *        *

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

*        *        *

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

###

LAZARD LTD

OPERATING REVENUE

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
	($ in thousands)
Financial Advisory
M&A and Strategic Advisory	$170,206	$192,678	(12)%	$526,226	$814,660	(35)%
Restructuring	103,449	47,135	119%	376,710	119,283	216%
Capital Markets & Other Advisory	39,943	12,542	218%	87,431	90,017	(3)%

Total	313,598	252,355	24%	990,367	1,023,960	(3)%

Asset Management
Management Fees	152,810	107,987	42%	486,810	568,436	(14)%
Incentive Fees	40,988	16,353	151%	74,795	34,961	114%
Other Revenue	10,324	1,018	NM	34,366	25,267	36%

Total	204,122	125,358	63%	595,971	628,664	(5)%

Core Operating Business Revenue (a)	517,720	377,713	37%	1,586,338	1,652,624	(4)%

Corporate	(3,327)	24,835	NM	31,290	22,472	39%

Operating Revenue (b)	514,393	402,548	28%	1,617,628	1,675,096	(3)%

Revenue (loss) related to noncontrolling interests (c)	4,062	(3,577)		6,965	(13,348)
Other Interest Expense	(23,672)	(23,051)		(94,075)	(104,541)

Net Revenue	$494,783	$375,920	32%	$1,530,518	$1,557,207	(2)%

(a)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of Corporate.
(b)	Operating revenue excludes interest expense relating to financing activities and revenue (loss) relating to noncontrolling interests, each of which are included in net revenue.
(c)	Represents the revenues related to noncontrolling interests other than LAZ-MD in which the company has no economic interest.

NM - Not meaningful

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
	($ in thousands, except per share data)
Total revenue (a)	$517,487	$408,723	27%	$1,631,443	$1,710,454	(5)%
LFB interest expense	(3,094)	(6,175)		(13,815)	(35,358)

Operating revenue	514,393	402,548	28%	1,617,628	1,675,096	(3)%
Revenue (loss) related to noncontrolling interests	4,062	(3,577)		6,965	(13,348)
Other interest expense	(23,672)	(23,051)		(94,075)	(104,541)

Net revenue	494,783	375,920	32%	1,530,518	1,557,207	(2)%
Operating expenses:
Compensation and benefits	615,515	221,894	177%	1,309,240	1,128,253	16%

Occupancy and equipment	24,679	22,543		88,453	97,186
Marketing and business development	20,736	17,230		64,047	81,282
Technology and information services	19,950	16,879		69,620	67,892
Professional services	12,686	7,686		44,569	53,207
Fund administration and outsourced services	11,852	9,118		37,927	30,830
Amortization of intangible assets related to acquisitions	2,270	344		4,990	4,596
Other	9,929	9,049		32,614	51,737

Subtotal	102,102	82,849	23%	342,220	386,730	(12)%
Provision (benefit) pursuant to tax receivable agreement	(1,258)	17,084		(1,258)	17,084

Total non-compensation expense	100,844	99,933	1%	340,962	403,814	(16)%
Restructuring expense (b)	—	—		62,550	—

Operating expenses	716,359	321,827	123%	1,712,752	1,532,067	12%

Operating income (loss)	(221,576)	54,093	NM	(182,234)	25,140	NM

Provision (benefit) for income taxes	(23,301)	(5,875)	NM	6,011	25,379	(76)%

Net income (loss)	(198,275)	59,968	NM	(188,245)	(239)	NM
Net income (loss) attributable to LAZ-MD	(57,539)	25,552		(60,836)	9,956
Net income (loss) attributable to other noncontrolling interests	1,615	(3,563)		2,833	(13,333)

Net income (loss) attributable to Lazard Ltd	$(142,351)	$37,979	NM	$(130,242)	$3,138	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding (c):
Basic	87,411,073	71,099,843	23%	78,311,947	60,874,734	29%
Diluted	87,411,073	125,270,558	(30)%	78,311,947	60,874,734	29%
Net income (loss) per share:
Basic	$(1.64)	$0.54		$(1.68)	$0.06
Diluted	$(1.64)	$0.50		$(1.68)	$0.06

Supplemental Information Assuming Full Exchange of Exchangeable Interests and excluding Special Charges (d):

Compensation and benefits excluding special charges	$468,489	$221,894	111%	$1,162,214	$930,703	25%

Non-compensation expense excluding special charges	$100,844	$99,933	1%	$340,962	$401,814	(15)%

Operating income (loss) excluding special charges	$(74,550)	$54,093	NM	$27,342	$224,690	(88)%

Net income (loss) attributable to Lazard Ltd assuming full exchange of exchangeable interests and excluding special charges	$(54,870)	$61,154	NM	$11,071	$196,429	(94)%

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding, assuming full exchange of exchangeable interests and excluding special charges (e):
Basic	118,935,403	117,145,417	2%	116,342,862	112,460,633	3%
Diluted	118,935,403	125,270,558	(5)%	122,284,372	122,523,533	(0)%
Net income (loss) per share - assuming full exchange of exchangeable interests and excluding special charges:
Basic	$(0.46)	$0.52		$0.10	$1.75
Diluted	$(0.46)	$0.50		$0.09	$1.65

Ratio of compensation to operating revenue (f)	91.1%	55.1%		71.8%	55.6%
Ratio of non-compensation to operating revenue (g)	19.4%	20.5%		20.8%	22.0%

See Notes to Unaudited Condensed Consolidated Statements of Operations

and Reconciliation of US GAAP Results to Full Exchange Excluding Special Charges

LAZARD LTD

RECONCILIATION OF U.S. GAAP RESULTS TO FULL EXCHANGE EXCLUDING SPECIAL CHARGES (d)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	($ in thousands, except per share data)
Compensation & Benefits

Compensation & Benefits - U.S. GAAP Basis	$615,515	$221,894	$1,309,240	$1,128,253
Adjustments to exclude special charges (d):
Acceleration of unamortized restricted stock units	(86,514)	—	(86,514)	—
Acceleration of unamortized deferred cash awards	(60,512)	—	(60,512)	—
LAM equity charge	—	—	—	(197,550)

Compensation & benefits excluding special charges	$468,489	$221,894	$1,162,214	$930,703

Non-Compensation & Other Expenses

Non-Compensation & Other Expenses - U.S. GAAP Basis	$100,844	$99,933	$403,512	$403,814

Adjustments to exclude special charges (d):
Restructuring expense	—	—	(62,550)	—
LAM equity charge	—	—	—	(2,000)

Non-compensation & other expenses excluding special charges	$100,844	$99,933	$340,962	$401,814

Operating Income (Loss)

Operating Income (Loss) - U.S. GAAP Basis	$(221,576)	$54,093	$(182,234)	$25,140

Adjustments to exclude special charges (d):
Acceleration of unamortized restricted stock units	86,514	—	86,514	—
Acceleration of unamortized deferred cash awards	60,512	—	60,512	—
LAM equity charge	—	—	—	199,550
Restructuring expense	—	—	62,550	—

Operating income (loss) excluding special charges	$(74,550)	$54,093	$27,342	$224,690

Net Income (Loss) attributable to Lazard Ltd

Net income (loss) attributable to Lazard Ltd - U.S. GAAP Basis	$(142,351)	$37,979	$(130,242)	$3,138

Adjustments to exclude special charges (d):
Acceleration of unamortized restricted stock units	86,514	—	86,514	—
Acceleration of unamortized deferred cash awards (net of tax benefit of $2,566)	57,946	—	57,946	—
LAM equity charge (net of tax benefit of $7,427)	—	—	—	192,123
Restructuring expense (net of tax benefit of $6,401)	—	—	56,149	—
Net loss attributable to LAZ-MD	(36,815)	—	(57,890)	(83,495)

Adjustment for full exchange of exchangeable interests (e):
Tax adjustment for full exchange	560	(2,377)	1,540	(8,788)
Amount attributable to LAZ-MD	(20,724)	25,552	(2,946)	93,451

Net income (loss) attributable to Lazard Ltd excluding special charges and assuming full exchange of exchangeable interests	$(54,870)	$61,154	$11,071	$196,429

Diluted net income (loss) per share (c):
U.S. GAAP Basis - Net income (loss) attributable to Lazard Ltd	$(1.64)	$0.50	$(1.68)	$0.06

Net income (loss) assuming full exchange of exchangeable interests and excluding special charges	$(0.46)	$0.50	$0.09	$1.65

This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For a detailed explanation of the adjustments made to comparable GAAP measures, see item (d) in notes to unaudited condensed consolidated statements of operations and reconciliation of US GAAP results to full exchange excluding special charges. Lazard believes that results assuming full exchange of outstanding exchangeable interests and excluding special charges provides the most meaningful basis for comparison among present, historical and future periods.

See Notes to Unaudited Condensed Consolidated Statements of Operations

and Reconciliation of US GAAP Results to Full Exchange Excluding Special Charges

LAZARD LTD

Notes to Unaudited Condensed Consolidated Statements of Operations

and Reconciliation of US GAAP Results to Full Exchange Excluding Special Charges

(a)	Excludes revenue/(loss) related to noncontrolling interests.

(b)	Expenses related to severance, benefits and other charges in the three month period ended March 31, 2009 in connection with the reduction and realignment of staff.

(c)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income (Loss) Per Share”.

(d)	For the year ended December 31, 2009, special charges consist of (i) the expenses related to the reduction and realignment of staff noted in (b) above and (ii) the charges recorded to compensation and benefits expense in the three month period ended December 31, 2009 in connection with the acceleration of unamortized restricted stock units previously granted to our former Chairman and Chief Executive Officer and the accelerated vesting of deferred cash awards previously granted of $86,514 and $60,512, respectively. For the year ended December 31, 2008 special charges consist of $197,550 and $2,000 recorded to compensation and benefits expense and to non-compensation expense, respectively, in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM (“LAM Equity Charge”).

(e)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests net of an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of interests and excluding the items noted in (d) above (see “Reconciliation of US GAAP to Full Exchange Excluding Special Charges”).

(f)	For the three month period and the year ended December 31, 2009, excludes the charges aggregating $147,026 noted in (d) (ii) above and for the year ended December 31, 2008, excludes the $197,550 charge noted in (d) above. Also excludes charges related to severance and benefits noted in (b) above.

(g)	Excludes the amortization of intangible assets related to acquisitions and the provision pursuant to tax receivable agreement and for the year ended December 31, 2008 excludes the $2,000 charge noted in (d) above and $12,368 provisions for losses from counterparty defaults related to the bankruptcy filing of one of our prime brokers.

NM	Not meaningful

LAZARD LTD

COMPENSATION AND BENEFITS - ANALYSIS

(unaudited)

($ in millions except share price)

						2009
	2005 (a)	2006	2007	2008		Amount		Pro Forma (c)
ADJUSTED US GAAP BASIS (EXCLUDING SPECIAL CHARGES)
Base salary and benefits	$380.1	$397.8	$456.2	$467.7		$424.3		$398.1
Cash incentive compensation	393.1	470.6	562.1	224.7		404.5		392.4

Total cash compensation and benefits	773.2	868.4	1,018.3	692.4		828.8		790.5
Amortization of deferred incentive awards	1.0	23.0	104.8	238.3		333.4		275.7

Compensation and benefits - US GAAP basis excluding special charges	$774.2	$891.4	$1,123.1	$930.7	(b)	$1,162.2	(b)	$1,066.2

ON A COMPENSATION PLAN YEAR BASIS - NOTIONAL
Total cash compensation and benefits (per above)	$773.2	$868.4	$1,018.3	$692.4		$828.8		$790.5
Plus: Deferred cash-based year end incentive awards	—	—	—	147.7		1.8		1.8
Deferred equity-based year end incentive awards	94.2	198.9	332.2	202.3		238.1		232.2

Compensation and benefits - Plan year basis before special deferred incentive awards	867.4	1,067.3	1,350.5	1,042.4		1,068.7		1,024.5
Sign-on and other special deferred incentive awards (d)	26.6	12.8	87.9	179.6		39.2		36.1

Total Compensation and benefits - Plan year basis	$894.0	$1,080.1	$1,438.4	$1,222.0		$1,107.9		$1,060.6

Memo:
Equity-based year end awards - share equivalents (‘000)	2,711	3,971	8,787	6,489		TBD		n/a
Average price at issuance	$34.75	$50.08	$37.81	$31.17		TBD		n/a
Ratio of deferred component of year end incentive awards to total incentive awards	19.3%	29.7%	37.1%	60.9%		37.2%		37.4%

Operating revenue	$1,357.6	$1,571.1	$2,014.8	$1,675.1		$1,617.6		$1,617.6

(a)	Reflects payments for services rendered by our employee members of LAM and managing directors, which prior to the IPO in May 2005 were accounted for as either distributions from members’ capital or as minority interest expense.
(b)	See “Reconciliation of U.S. GAAP to Full Exchange excluding Special Charges”
(c)	Pro forma reflects reduction for compensation and benefits related to employees departing in connection with staff reductions and realignments and certain other former employees.
(d)	Special deferred incentive awards are granted outside the year end compensation process and include grants to new hires.

TBD – To be determined

n/a – Not applicable

This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

LAZARD LTD

COMPENSATION AND BENEFITS - ANALYSIS (CONTINUED)

(unaudited)

($ in millions)

	2009
	$	% of Operating Revenue
Operating revenue	$1,617.6	—

Compensation and benefits - US GAAP basis	$1,309.2	80.9%
Less: Acceleration of unamortized restricted stock units (a)	(86.5)
Accelerated deferred cash amortization (a)	(60.5)

Compensation and benefits - US GAAP basis excluding special charges	1,162.2	71.8%
Less: Adjustment for headcount reductions (b)	(96.0)

Pro forma compensation and benefits - excluding special charges and headcount reductions	1,066.2	65.9%*
Less: 2009 amortization of deferred incentive awards	(275.7)
Plus: Estimated 2010 amortization of deferred incentive awards (c)	269.5

Pro forma compensation and benefits – going into 2010 (d)	$1,060.0

*	Assuming no impact on revenues from headcount reductions and assuming no change in the mix of current and deferred incentive compensation compared to 2008, the pro forma ratio would have been approximately 900 basis points lower.
(a)	The charges recorded to compensation and benefits expense in the three month period ended December 31, 2009 in connection with the acceleration of unamortized restricted stock units previously granted to our former Chairman and Chief Executive Officer and the accelerated vesting of deferred cash awards previously granted.
(b)	Reflects reduction for compensation and benefits related to employees departing in connection with staff reductions and realignments and certain other former employees.
(c)	Includes the effect of deferred incentive awards for the 2009 compensation year and excludes the special charge of $24.8m relating to the amendment to the retirement policy.
(d)	Assumes current levels of pay for continuing employees, no increases in staffing, and no change in mix between current and deferred compensation. It is our goal to grow annual compensation expense at a slower rate than revenues and to achieve over the cycle compensation levels on average consistent with the targets established at the time we went public in 2005.

This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

( $ in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$917,329	$909,707
Cash deposited with clearing organizations and other segregated cash	20,217	14,583
Receivables	669,475	712,526
Investments (a)
Debt:
U.S. Government and agencies	147,507	—
Other	313,342	333,070

	460,849	333,070
Equities	82,442	71,105
Other	264,402	215,792

	807,693	619,967
Goodwill and other intangible assets	317,780	175,144
Other assets	411,397	431,004

Total Assets	$3,143,891	$2,862,931

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities

Deposits and other customer payables	$322,101	$541,784
Accrued compensation and benefits	515,033	203,750
Senior debt	1,086,850	1,087,750
Other liabilities	546,810	567,895
Subordinated debt	150,000	150,000

Total liabilities	2,620,794	2,551,179

Commitments and contingencies

Stockholders’ equity

Preferred stock, par value $.01 per share:
Series A	—	—
Series B	—	—
Common stock, par value $.01 per share:
Class A	922	763
Class B	—	—
Additional paid-in capital	549,022	429,694
Accumulated other comprehensive loss, net of tax	(57,048)	(79,435)
Retained earnings	53,635	221,410

	546,531	572,432
Less: Class A common stock held by a subsidiary, at cost	(191,140)	(321,852)

Total Lazard Ltd stockholders’ equity	355,391	250,580
Noncontrolling interests	167,706	61,172

Total stockholders’ equity	523,097	311,752

Total liabilities and stockholders’ equity	$3,143,891	$2,862,931

(a)	At fair value, except for investments aggregating $199,188 and $75,695 at December 31, 2009 and 2008, respectively, at amortized cost or equity method.

LAZARD LTD

SELECTED QUARTERLY OPERATING RESULTS

(unaudited)

	Three Months Ended
	Dec. 31, 2009 (a)	Sept. 30, 2009	June 30, 2009	Mar. 31, 2009 (b)	Dec. 31, 2008	Sept. 30, 2008 (c)	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007
	($ in thousands, except per share data)
Financial Advisory
M&A and Strategic Advisory	$170,206	$124,691	$134,855	$96,474	$192,678	$230,890	$225,108	$165,984	$313,622
Restructuring	103,449	119,101	93,231	60,929	47,135	23,944	32,666	15,538	32,321
Capital Markets & Other Advisory	39,943	16,390	25,005	6,094	12,542	15,349	31,220	30,906	47,190

Total	313,598	260,182	253,091	163,497	252,355	270,183	288,994	212,428	393,133

Asset Management
Management Fees	152,810	133,377	107,123	93,500	107,987	145,332	157,108	158,009	165,432
Incentive Fees	40,988	15,202	13,170	5,435	16,353	10,179	8,429	—	48,959
Other Revenue	10,324	8,769	11,273	4,000	1,018	536	13,289	10,424	16,782

Total	204,122	157,348	131,566	102,935	125,358	156,047	178,826	168,433	231,173

Core operating business revenue (d)	517,720	417,530	384,657	266,432	377,713	426,230	467,820	380,861	624,306

Corporate	(3,327)	13,953	14,190	6,473	24,835	11,076	26,219	(39,658)	(6,710)

Operating revenue (e)	$514,393	$431,483	$398,847	$272,905	$402,548	$437,306	$494,039	$341,203	$617,596

Operating income (loss) (f)	$(74,550)	$73,165	$56,946	$(28,219)	$54,093	$64,837	$87,738	$18,022	$132,278

Net income (loss) attributable to
Lazard Ltd	$(34,705)	$37,418	$28,187	$(18,422)	$37,979	$31,671	$34,317	$7,799	$59,125

Net income (loss) per share attributable to Lazard Ltd
Basic	$(0.40)	$0.47	$0.38	$(0.27)	$0.54	$0.48	$0.61	$0.16	$1.17
Diluted	$(0.40)	$0.41	$0.34	$(0.27)	$0.50	$0.44	$0.54	$0.14	$1.04

Supplemental Information:

Net income (loss) attributable to Lazard Ltd assuming full exchange of exchangeable interests	$(54,870)	$52,487	$43,145	$(29,691)	$61,154	$54,750	$64,570	$15,956	$122,577

Net income (loss) attributable to Lazard Ltd per share assuming full exchange of exchangeable interests
Basic	$(0.46)	$0.46	$0.37	$(0.26)	$0.52	$0.47	$0.58	$0.15	$1.16
Diluted	$(0.46)	$0.41	$0.34	$(0.26)	$0.50	$0.44	$0.54	$0.14	$1.04

Assets Under Management ($ millions)	$129,543	$120,185	$98,020	$81,084	$91,109	$113,287	$134,139	$134,193	$141,413

(a)	The three month period ended December 31, 2009 represents U.S. GAAP results less operating expenses related to the acceleration of unamortized restricted stock units previously granted to our former Chairman and Chief Executive Officer and the accelerated vesting of deferred cash awards previously granted of $86,514 and $60,512, respectively and related tax effect.
(b)	The three month period ended March 31, 2009 represents U.S. GAAP results less restructuring expense of $62,550 and related tax effect.
(c)	The three month period ended September 30, 2008 represents U.S. GAAP results less an operating expense charge of $199,550 and related tax effect in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.
(d)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of Corporate.
(e)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) related to the consolidation of noncontrolling interests, each of which are included in net revenue.
(f)	Operating income is after interest expense and before income taxes and noncontrolling interests.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME (LOSS) PER SHARE

(unaudited)

BEFORE FULL EXCHANGE

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	($ in thousands, except per share data)
Basic
Numerator:
Net income (loss) attributable to Lazard Ltd	$(142,351)	$37,979	$(130,242)	$3,138
Add - net income (loss) associated with Class A common shares issuable on a non-contingent basis (a)	(1,167)	577	(1,292)	484

Basic net income (loss) attributable to Lazard Ltd	$(143,518)	$38,556	$(131,534)	$3,622

Denominator:
Weighted average shares outstanding (a)	87,411,073	71,099,843	78,311,947	60,874,734

Basic net income (loss) per share attributable to Lazard Ltd	$(1.64)	$0.54	$(1.68)	$0.06

Diluted
Numerator:
Basic net income (loss) attributable to Lazard Ltd	$(143,518)	$38,556	$(131,534)	$3,622
Add - dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax (b)	—	647	—	—
Noncontrolling interest in net income resulting from assumed share issuances (see incremental issuable shares in the denominator calculation below) and Ltd level income tax effect	—	22,963	—	—

Diluted net income (loss) attributable to Lazard Ltd	$(143,518)	$62,166	$(131,534)	$3,622

Denominator:
Weighted average shares outstanding	87,411,073	71,099,843	78,311,947	60,874,734
Add - dilutive effect of incremental issuable shares (c):
Restricted stock units	—	4,707,459	—	—
Equity security units	—	—	—	—
Convertible notes	—	2,631,570	—	—
Series A and Series B convertible preferred stock (d)	—	786,112	—	—
Exchangeable interests	—	46,045,574	—	—

Diluted weighted average shares outstanding	87,411,073	125,270,558	78,311,947	60,874,734

Diluted net income (loss) per share attributable to Lazard Ltd	$(1.64)	$0.50	$(1.68)	$0.06

(a)	For the three month period and full year ended December 31, 2009, includes 662,015 and 866,197 weighted average shares and for the three month period and year ended December 31, 2008, includes 993,024 and 1,110,070 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to acquisitions. For the three month period and year ended December 31, 2009, includes 2,239,918 and 2,224,853 weighted average shares, respectively related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units. For the three month period and year ended December 31, 2008, includes 2,201,457 and 586,258 weighted average shares, respectively related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.
(b)	For the three month period ended December 31, 2008, includes interest expense, net of tax related to the convertible notes.
(c)	Incremental issuable shares included if dilutive.
(d)	For the three month period ended December 31, 2008 includes 7,293 shares of Series A convertible preferred stock plus the impact of 230 shares that were converted into Class A common stock during the period. The rate of conversion into Class A common stock is dependent, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME (LOSS) PER SHARE

ASSUMING FULL EXCHANGE OF EXCHANGEABLE INTERESTS

& EXCLUDING SPECIAL CHARGES (a)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	($ in thousands, except per share data)
Basic
Numerator:
Net income (loss) attributable to Lazard Ltd	$(54,870)	$61,154	$11,071	$196,429
Denominator:
Weighted average shares outstanding (b)	118,935,403	117,145,417	116,342,862	112,460,633

Basic net income (loss) per share attributable to Lazard Ltd	$(0.46)	$0.52	$0.10	$1.75

Diluted
Numerator:
Net income (loss) attributable to Lazard Ltd	$(54,870)	$61,154	$11,071	$196,429
Add dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax (c)	—	1,012	—	5,318

Diluted net income (loss) attributable to Lazard Ltd	$(54,870)	$62,166	$11,071	$201,747

Denominator:
Weighted average shares outstanding	118,935,403	117,145,417	116,342,862	112,460,633
Add - dilutive effect of incremental issuable shares (d):
Restricted stock units	—	4,707,459	5,385,775	5,068,804
Equity security units	—	—	—	1,762,749
Convertible notes	—	2,631,570	—	1,973,678
Series A and Series B convertible preferred stock (e)	—	786,112	555,735	1,257,669

Diluted weighted average shares outstanding	118,935,403	125,270,558	122,284,372	122,523,533

Diluted net income (loss) per share attributable to Lazard Ltd	$(0.46)	$0.50	$0.09	$1.65

(a)	For the year ended December 31, 2009, special charges consist of (i) the expenses in the three month period ended March 31st related to the reduction and realignment of staff and (ii) the charges recorded to compensation and benefits expense in the three month period ended December 31st in connection with the acceleration of unamortized restricted stock units previously granted to our former Chairman and Chief Executive Officer and the accelerated vesting of deferred cash awards previously granted. For the year ended December 31, 2008 special charges consist of expenses in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM (“LAM Equity Charge”).
(b)	For the three month period and full year ended December 31, 2009, includes 662,015 and 866,197 weighted average shares and for the three month period and year ended December 31, 2008, includes 993,024 and 1,110,070 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to acquisitions. For the three month period and year ended December 31, 2009, includes 2,239,918 and 2,224,853 weighted average shares, respectively related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units. For the three month period and year ended December 31, 2008, includes 2,201,457 and 586,258 weighted average shares, respectively related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.
(c)	For the three month period ended December 31, 2008 includes interest expense, net of tax, related to the convertible notes. For the full year ended December 31, 2008 includes interest expense, net of tax, related to the convertible notes and the equity security units.
(d)	Incremental issuable shares included if dilutive.
(e)	For the full year period ended December 31, 2009 includes 7,293 shares of Series A convertible preferred stock plus the impact of 4,862 shares that were converted into Class A common stock during the period. For the three month period ended December 31, 2008, includes 7,293 shares of Series A convertible preferred stock plus the impact of 230 shares of Series A convertible preferred stock that was converted during the period. For the year ended December 31, 2008, includes 7,293 shares of Series A convertible preferred stock plus the impact of 4,862 shares of Series A and 277 shares of Series B that were converted during the period. The rate of conversion into Class A common stock is dependent, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of			Variance
	December 31, 2009	September 30, 2009	December 31, 2008	Q4 vs Q3	YTD
	($ in millions)
Equities	$106,603	$97,129	$69,730	9.8%	52.9%
Fixed Income	18,056	18,570	15,824	(2.8)%	14.1%
Alternative Investments	3,936	3,582	3,196	9.9%	23.2%
Private Equity (a)	839	783	1,579	7.2%	(46.9)%
Cash	109	121	780	(9.9)%	(86.0)%

Total AUM	$129,543	$120,185	$91,109	7.8%	42.2%

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008		2009	2008
	($ in millions)			($ in millions)
AUM - Beginning of Period	$120,185	$113,287		$91,109	$141,413
Net Flows	4,603	(2,232)		10,253	1,371
Acquisitions/Dispositions	—	—		(831)	—
Market and foreign exchange appreciation (depreciation)	4,755	(19,946)		29,012	(51,675)

AUM - End of Period	$129,543	$91,109		$129,543	$91,109

Average AUM (b)	$124,863	$102,198		$103,988	$122,828

% Change in average AUM	22.2%			(15.3)%

(a)	2009 AUM reflects $0.6 billion related to the third quarter 2009 acquisition of Edgewater management vehicles. Period ended December 31, 2008 includes $1.2 billion held by an investment company for which Lazard may earn carried interests. Lazard terminated this relationship in the quarter ended September 30, 2009.
(b)	Average AUM is based on an average of quarterly ending balances for the respective periods.